UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 16, 2001

Commission file number 1-13163

TRICON GLOBAL RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction of	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Item 5. OTHER EVENTS

On October 16, 2001, TRICON Global Restaurants, Inc. issued a press release with respect to earnings for the third quarter ended September 8, 2001. A copy of such press release is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)     Exhibits

99     Press release dated October 16, 2001 from TRICON Global Restaurants, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICON GLOBAL RESTAURANTS, INC.
        (Registrant)

Date:   October 18, 2001

/s/      Brent A. Woodford
Vice President and Controller
(Principal Accounting Officer)

TRICON GLOBAL RESTAURANTS, INC. REPORTS ONGOING OPERATING
EARNINGS PER SHARE OF $0.82 FOR THE THIRD QUARTER

  Provides guidance for Fourth Quarter with ongoing operating EPS growth of at least 28%
  Reconfirms ongoing operating EPS expectations of $3.18 for the full year

LOUISVILLE, Ky. (October 16, 2001) Tricon Global Restaurants, Inc. (NYSE: YUM) reported operating results for the third quarter ended September 8, 2001, including:

  Ongoing operating EPS of $0.82
  Worldwide system sales increase of 4% prior to U.S. dollar conversion
  International system sales up 9% prior to U.S. dollar conversion
  U.S. system sales up 1%
  International traditional restaurant openings of 226
  Franchise fees of $191 million, an increase of 4% prior to U.S. dollar conversion

Financial Highlights
($MM Except Per Diluted Share Amounts)

                                           % Change vs.              % Change vs.
                                 Q3        Prior Year     Q3 YTD     Prior Year
System Sales                    5,267            1        15,360           1
Revenues                        1,640           (1)        4,751          (3)
Ongoing Operating Profit          222            1           595          (8)
Ongoing Operating Earnings        125            9           324           -
----------------------------------------------------------------------------------
Ongoing Operating EPS(a)         0.82            5          2.14          (2)
----------------------------------------------------------------------------------
Net Facility Actions EPS        (0.01)          NM          0.02          NM
Unusual items EPS(b)                -           NM             -          NM
Reported EPS                     0.81          100          2.16          13
  Ongoing operating EPS does not include the impact of net facility actions or unusual items.
  In Q3 of 2000, Tricon recorded $92 million of unusual pre-tax charges, primarily relating to AmeriServe

David C. Novak, Chairman and CEO said, "We achieved our earnings target for the quarter and expect to achieve our $3.18 ongoing operating EPS target for 2001, ending the year with strong ongoing operating EPS growth of at least 28% in the fourth quarter. We are especially pleased to report that Taco Bell has experienced a significant lift in sales trends, and we are hopeful this represents the beginning of a turnaround for that brand.

We are confident of posting strong fourth-quarter results because of . . .

  Our well-positioned international business continuing to drive strong operating profit growth, better than 20% in local currency terms.
  Improved sales performance at Taco Bell, based on the brand's repositioning and a new ad campaign in conjunction with the launch of chicken quesadillas. Operational progress is being made and is expected to continue.
  KFC continuing to drive positive same-store sales growth with its new brand positioning, new ad campaign and continuous product news.
  Pizza Hut ending the year with solid sales momentum and its fourth straight year of positive same-store sales growth.
  Substantially lower general and administrative costs versus a year ago. We continue to exploit every opportunity to both leverage our existing infrastructure and align resources and spending with our key strategic initiatives. Our dollar spending in 2001 will reach a record low for Tricon as a public company.

"We continued to make progress in the third quarter and year to date in the five key areas that we believe are long-term growth drivers and that make us a unique restaurant company. These are . . .

INTERNATIONAL EXPANSION continued as we opened 226 traditional units in the third quarter. With 604 traditional openings year to date, we are very confident of meeting our current guidance of 930 openings in 2001. Net traditional restaurant growth was 6% since the third quarter last year.
U.S. BRAND PORTFOLIO SALES declined 1% for the quarter and year to date were even with last year on a blended same-store basis. With Taco Bell realizing significant sales improvement and strong results at KFC, we are forecasting blended same-store sales growth to improve to +2% in the fourth quarter and expect that we will have solid momentum at all three brands heading into 2002.
MULTIBRANDED RESTAURANT GROWTH continued. We expect to add 300 to 400 additional restaurants in 2001 and end the year with over 1,500 multibranded restaurants in the system. During the quarter, 86 multibranded restaurants were added for a total of nearly 200 year to date. Multibranding facilitates our ability to drive U.S. restaurant expansion and earn higher returns when remodeling older U.S. restaurants.
GLOBAL FRANCHISE FEES of $191 million in the quarter increased 4% prior to conversion to U.S. dollars or 1% after conversion to U.S. dollars. We continued to make progress toward resolving Taco Bell franchise financial issues.
CASH GENERATION was over $350 million in the quarter, over $750 million year to date and is on track to reach over $1 billion for the year. We expect to maintain our return on invested capital of 18% in 2001."

  INTERNATIONAL EXPANSION AND BUSINESS PERFORMANCE

  Our International team has opened 604 new traditional restaurants year to date, including over 350 KFCs and nearly 250 Pizza Huts. Nearly 70% of the new-restaurant openings year to date have been by our franchise and joint-venture partners.

  For the quarter, international system sales increased 9% before an 8% negative effect of translating foreign currency into U.S. dollars. Ongoing operating profit increased 14% before an 8% negative impact of foreign currency translation. New-restaurant expansion was the primary driver of system sales and operating-profit performance.

  Year to date, international system sales increased 9% before an 8% negative effect of translating foreign currency into U.S. dollars. Ongoing operating profit increased 6% before a 9% negative effect of foreign-currency translation. Strong local-currency system-sales growth was somewhat offset by higher operating costs, including energy and promotion costs, and the unfavorable impact of a recent acquisition in one of our key markets as noted in our second-quarter release.

  For the full year, on a comparable 52-week basis, we expect the international business to deliver continued strong system-sales growth of 8% prior to conversion to U.S. dollars. International ongoing operating profit is expected to grow at a low-teens rate prior to significant impacts from foreign currency conversion.

  U.S. BRAND PORTFOLIO PERFORMANCE

  For the third quarter, U.S. blended company same-store sales declined 1%. This includes the performance of company restaurants open for at least one year. U.S. system sales growth was 1% versus year ago as gains from net new-restaurant development were partially offset by a decline in same-store sales.

  Year to date, U.S. blended company same-store sales were even with last year due to 2% growth at Pizza Hut and 1% growth at KFC, which offset a 3% decline at Taco Bell. U.S. system-sales growth of 2% was driven primarily by net new-restaurant development and restaurant remodels and upgrades. KFC led the year-to-date performance in system-sales growth.

  U.S. ongoing operating profit decreased 11% in the quarter and 10% year to date. These decreases were primarily due to the unfavorable impact of refranchising and additional expenses related to the financial restructuring of certain Taco Bell franchises.

  For the full year, we expect growth of about 1% in U.S. blended company same-store sales. The company expects U.S. system sales to increase 2% on a comparable 52-week basis. U.S. ongoing operating profit is expected to decline slightly versus last year, primarily as a result of the dilutive operating profit impact of refranchising. Additionally, the U.S. business will have incurred significant expenses related to resolving Taco Bell franchise issues.

  MULTIBRANDED RESTAURANT GROWTH

  Our worldwide system, including our franchise and joint-venture partners, now includes almost 1,400 multibranded restaurants worldwide, making Tricon the world's largest multibranded restaurant company. The system includes over 650 KFC/Taco Bell restaurants, over 500 Taco Bell/Pizza Hut Express restaurants, and over 100 KFC/Pizza Hut Express restaurants. The company expects to have over 1,500 multibranded restaurants in operation by year's end.

  GLOBAL FRANCHISEE FEES AND BUSINESS PERFORMANCE

  Franchise fees for Tricon's three global brands totaled $191 million for the quarter, an increase of 4% versus last year prior to a foreign-currency conversion impact of negative 3 percentage points. Growth was driven by franchise new-restaurant expansion, the purchase of company operated restaurants by franchisees, and the contribution of company stores to newly formed joint ventures in our international business. In the joint-venture structure, Tricon's primary source of revenue is franchise fees versus company sales when the company owns and operates the restaurants. Additionally, positive franchise and joint-venture same-store sales growth in the company's international business was another contributor to franchise-fee growth. Tricon expects continued franchise new-restaurant development to help drive worldwide franchise fees of $815 million for the full year 2001.

  CASH FLOW AND RETURNS

  Tricon generated over $350 million in cash in the third quarter and over $750 million year to date. This includes estimated net refranchising proceeds of over $50 million year to date. Our cash flow has been invested in capital spending, debt reduction, and share repurchase.

  Capital spending, including the acquisition of franchised restaurants, totaled $157 million in the third quarter and $462 million year to date. The company's capital spending is heavily focused toward company-owned restaurant expansion, particularly international business expansion. Additionally, the company continues to invest in the remodel and replacement of existing company-owned restaurants, primarily in the U.S.

  Year to date, the company has reduced debt by nearly $150 million from year's end and increased cash and short-term investments by over $50 million, which Tricon expects to use for debt reduction in the near future. Additionally, the company purchased $77 million of its own shares during the third quarter, bringing year-to-date purchases to $98 million.

  In 2001, the company continues to expect cash generation of about $1.1 billion including $80 to $100 million in net proceeds from refranchising. The company expects to invest at least $725 million of capital in the business, reduce debt by $200 million and repurchase $100 million of its own shares.

  Return on invested capital is expected to remain at 18% for the full year, significantly above Tricon's cost of capital and one of the best levels in the restaurant category. The company expects continued solid returns from international and multibranded investments combined with strong franchise-business expansion, which requires virtually no capital investment by Tricon.

FINANCIAL PROGRESS
Worldwide restaurant margin of 14.7% was 0.7 percentage points below last year's third-quarter level. U.S. restaurant margin of 14.8% was down 0.7 percentage points from last year as substantially higher cheese costs and continued wage inflation were partially offset by lower occupancy and other costs, and favorable pricing and product mix. International restaurant margin improved over 2 percentage points from the second quarter to 14.5%. This result was 0.7 percentage points lower than last year primarily due to higher operating costs, unfavorable pricing and product mix, and the previously announced acquisition of lower-margin restaurants.
For the full year, the company expects restaurant margin to be down about 0.5 percentage points versus last year's 15.1%. High levels of inflation in energy and cheese costs and the impact of acquiring lower-margin international restaurants will be partially offset by positive local-currency worldwide same-store sales growth and the impact of refranchising. For 2001, it is expected that U.S. restaurant margin will be down roughly 0.3 percentage points and international margin will be down close to 1.0 percentage points primarily due to second-quarter performance.
FOURTH-QUARTER OUTLOOK
The company's initial guidance for fourth-quarter ongoing operating EPS is at least $1.04 or 28% higher than last year. Projected factors contributing to these expectations are . . .
  International system sales growth of +8% prior to U.S. dollar conversion and on a comparable 16-week basis
  Strong international ongoing operating profit with growth in the mid-teen range or more than 20% growth prior to foreign currency conversion
  U.S. blended company same-store sales growth of 2%
  Worldwide company-restaurant margin up slightly versus last year: U.S. margin up slightly and International margin down slightly
  General and administrative and interest expenses down more than 10% in dollar terms versus last year's fourth quarter
  Negative impact of foreign exchange conversion to U.S. dollars of about $0.02 per share

  Ongoing operating tax rate up approximately 3 to 6 percentage points versus last year
  Shares outstanding of 151 to 152 million, up 2 to 3 million or +2% to +2.5% versus last year
YEAR 2002 GUIDANCE
Tricon has scheduled an investor conference for December 13, 2001. At that time, the company will provide a detailed view of 2002 expectations. Current estimates by the investment community for 2002 full-year ongoing operating EPS range from $3.40 to $3.50 with a consensus of $3.46. Based on currently available information, the company believes analysts' projections are reasonable for 2002.
TACO BELL FRANCHISE UPDATE
As previously disclosed, certain of the company's Taco Bell franchise operators are experiencing varying degrees of financial difficulty with respect to their franchise operations. Taco Bell has been working diligently with these operators and their lenders to resolve these issues. To date, the company has completed restructurings for over 700 of these restaurants, including the purchase of 120 Taco Bell franchise restaurants. The remaining restructurings for major franchise operators are targeted for completion in the near term.
During the third quarter of 2001, Tricon recorded an additional $3 million of expense related to allowances for doubtful franchise and license-fee receivables. During the fourth quarter, the company estimates that an additional $2 million to $3 million for allowances related to doubtful receivables is possible. This contingency, along with the financial effects that result from any foreseeable purchases of franchised restaurants by Taco Bell, has been included in the company's ongoing operating EPS and cash-flow estimates for the full year.
ONGOING RESULTS*
  Tricon's revenue declined in the third quarter of 2001. Based on currently available information, we expect revenues to be up slightly in the fourth quarter - the first quarter to show positive growth since Tricon became a public company. Revenue is expected to decline about 2% for the full year, 2001, due to the company's refranchising program, which should be substantially completed in 2001.

  *These results should be read in conjunction with the attached financial summary.

  In the third quarter, Tricon experienced approximately three cents per share of unfavorable impact from the translation of foreign currencies to U.S. dollars. Year to date, the impact was eight cents per share. The Australian dollar, British pound sterling, Canadian dollar, Chinese renminbi, Japanese yen, Korean won, and Mexican peso are all significant currencies in the results of the company's international business. All these currencies, except the Chinese renminbi and Mexican peso, were weaker versus the U.S. dollar, compared to the third quarter of 2000. Tricon expects a two-cent per share negative impact in the fourth quarter, based on current foreign exchange rates.

  The effective tax rate on ongoing operating profit for the quarter was 32.7% versus 37.0% in 2000. The tax rate on reported earnings was 36.6% for the quarter versus 36.2% a year ago. Year to date, the tax rate on ongoing operating profit was 32.8%, and the reported rate was 35.7%. Full year, the company continues to expect the ongoing operating profit tax rate will be in the range of 35% to 36%.

  Depreciation and amortization was $85 million for the quarter and $243 million year to date.

  For the third quarter, average shares outstanding utilized in the diluted EPS calculation increased 4% to 153 million shares from 147 million last year. The increase was driven by the dilutive impact of a higher average share price for the third quarter of 2001, which more than offset the repurchase of over 2 million common shares by the company year to date.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include: changes in global and local business, economic and political conditions in the countries and territories where Tricon operates; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Tricon and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; our actuarially determined casualty loss estimates; changes in legislation and governmental regulation; and changes in accounting policies and practices. Further information about factors that could affect Tricon's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Tricon Global Restaurants, Inc. will hold a conference call to review the company's operating and financial performance at 9:00 a.m. EDT Wednesday, October 17, 2001.

For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271. The call will be available for playback by dialing 800/642-1687 in the U.S.A. and 706/645-9291 internationally, beginning Wednesday, October 17, at noon EDT through Tuesday, October 23, at 12:00 midnight EDT. The access code for the playback is 1531142.

The call playback can be accessed via the Internet by visiting Tricon's Web site: www.triconglobal.com and selecting "3rd Quarter Earnings Web cast." (Real Player is required, which can be downloaded at no charge. The process could take at least 10 minutes.)

Analysts are invited to contact

Tim Jerzyk, Vice President Investor Relations at 502/874-2543
Scott Colosi, Director Investor Relations at 502/874-8918

Members of the media are invited to contact

Amy Sherwood, Vice President Public Relations at 502/874-8200

Individual shareholders are invited to contact

Scott Colosi, Director Investor Relations at 502/874-8918

Tricon Global Restaurants, Inc.
Condensed Consolidated Statements of Income
(tabular amounts in millions, except per share amounts)
(unaudited)

                                        12 Weeks Ended                        36 Weeks Ended
                                     ----------------------  % Change(a)  ----------------------  % Change(a)
                                      9/08/01     9/02/00       B/(W)      9/08/01     9/02/00       B/(W)
                                     ----------  ----------  -----------  ----------  ----------  ------------
Revenues
Company sales                        $  1,449    $  1,470       (1)       $  4,191    $  4,375      (4)
Franchise and license fees                191         188        1             560         536       4
                                     ----------  ----------               ----------  ----------
                                        1,640       1,658       (1)          4,751       4,911      (3)
                                     ----------  ----------               ----------  ----------
Costs and expenses, net
Company restaurants
  Food and paper                          457         455       (1)          1,309       1,345       3
  Payroll and employee benefits           391         395        1           1,152       1,212       5
  Occupancy and other operating
    expenses                              388         393        1           1,125       1,153       2
                                     ----------  ----------               ----------  ----------
                                        1,236       1,243        1           3,586       3,710       3
General and administrative expenses
                                          188         200        6             585         576      (2)
Other (income) expense(b)                  (6)         (6)       -             (15)        (21)    (30)
Facility actions net (gain)(c)             (9)         (3)      NM             (25)       (116)    (78)
Unusual items(d)                            -          92       NM              (2)        168      NM
                                     ----------  ----------               ----------  ----------
Total costs and expenses, net           1,409       1,526        8           4,129       4,317       4
                                     ----------  ----------               ----------  ----------
Operating profit                          231         132       75             622         594       5
Interest expense, net                      36          39        5             112         121       7
                                     ----------  ----------               ----------  ----------
Income before income taxes                195          93       NM             510         473       8
Income tax provision                       71          34       NM             182         188       3
                                     ----------  ----------               ----------  ----------
Net income                           $    124    $     59       NM        $    328    $    285      15
                                     ==========  ==========               ==========  ==========
Basic EPS Data
  EPS                                $   0.84    $   0.41       NM        $   2.23    $   1.94      15
                                     ==========  ==========               ==========  ==========
  Average shares outstanding              147         146       (1)            147         147       -
                                     ==========  ==========               ==========  ==========
Diluted EPS Data
  EPS                                $   0.81    $   0.40      100        $   2.16    $   1.91      13
                                     ==========  ==========               ==========  ==========
  Average shares outstanding              153         147       (4)            152         149      (2)
                                     ==========  ==========               ==========  ==========

See accompanying notes.

Supplemental Schedule of Reportable Operating Segments'
Revenues and Operating Profit
(in millions)
(unaudited)

                                   12 Weeks Ended                         36 Weeks Ended
                                 ----------------------  % Change(a)  ------------------------  % Change(a)
                                  9/08/01     9/02/00       B/(W)      9/08/01      9/02/00        B/(W)
                                 ----------  ----------  -----------  -----------  -----------  -----------
System Sales
   United States                 $  3,464    $  3,441        1        $  10,074    $   9,917         2
   International                    1,803       1,784        1            5,286        5,248         1
                                 ----------  ----------               -----------  -----------
   Worldwide                     $  5,267    $  5,225        1        $  15,360    $  15,165         1
                                 ==========  ==========               ===========  ===========
Revenues
United States
   Company sales                 $    999    $  1,039       (4)       $   2,948    $   3,140        (6)
   Franchise and license fees         127         127        -              372          361         3
                                 ----------  ----------               -----------  -----------
   Total                            1,126       1,166       (3)           3,320        3,501        (5)
                                 ----------  ----------               -----------  -----------
International
   Company sales                      450         431        4            1,243        1,235         1
   Franchise and license fees          64          61        5              188          175         7
                                 ----------  ----------               -----------  -----------
   Total                              514         492        4            1,431        1,410         1
                                 ----------  ----------               -----------  -----------
   Worldwide                     $  1,640    $  1,658       (1)        $  4,751    $   4,911        (3)
                                 ==========  ==========               ===========  ===========
Restaurant Margin
   United States                 $    147    $    162       (8)        $    434    $     478        (9)
   International                       66          65        -              171          187        (9)
                                 ----------  ----------               -----------  -----------
   Worldwide                     $    213    $    227       (6)       $     605    $     665        (9)
                                 ==========  ==========               ===========  ===========
Operating Profit
United States ongoing operating
   profit                        $    171    $    191      (11)       $     483    $     537       (10)
International ongoing operating
   profit                              82          76        6              214          219        (3)
Unallocated and corporate
   expenses                           (31)        (45)     (35)            (100)        (110)       (9)
Foreign exchange (loss)                 -          (1)      NM               (2)           -        NM
                                 ----------  ----------               -----------  -----------
Ongoing operating profit              222         221        1              595          646        (8)
Facility actions net gain(c)            9           3       NM               25          116       (78)
Unusual items(d)                        -         (92)      NM                2         (168)       NM
                                 ----------  ----------               -----------  -----------
Reported operating profit        $    231    $    132       75        $     622    $     594         5
                                 ==========  ==========               ===========  ===========

Supplemental Schedule of Reportable Operating Segments'
Revenues and Operating Profit - continued
(unaudited)

                                      12 Weeks Ended                       36 Weeks Ended
                                  --------------------                  --------------------
                                   9/08/01    9/02/00       B/(W)        9/08/01    9/02/00       B/(W)
                                  ---------  ---------  --------------  ---------  ---------  -------------
Restaurant Margin as a Percent
   of Company Sales

United States
   Company sales                     100.0%     100.0%                     100.0%     100.0%
   Food and paper                     29.1       28.5     (0.6) ppts.       28.8       28.5     (0.3) ppts.
   Payroll and employee benefits      30.8       30.1     (0.7) ppts.       30.9       30.8     (0.1) ppts.
   Occupancy and other operating
      expenses                        25.3       25.9      0.6 ppts.        25.6       25.5     (0.1) ppts.
                                  ---------  ---------                  ---------  ---------
   Restaurant Margin                  14.8%      15.5%    (0.7) ppts.       14.7%      15.2%    (0.5) ppts.
                                  =========  =========                  =========  =========
International
   Company sales                     100.0%     100.0%                     100.0%     100.0%
   Food and paper                     37.0       36.8     (0.2) ppts.       37.1       36.4     (0.7) ppts.
   Payroll and employee benefits      18.5       19.1      0.6 ppts.        19.4       19.9      0.5 ppts.
   Occupancy and other operating
      expenses                        30.0       28.9     (1.1) ppts.       29.8       28.5     (1.3) ppts.
                                  ---------  ---------                  ---------  ---------
   Restaurant Margin                  14.5%      15.2%    (0.7) ppts.       13.7%      15.2%    (1.5) ppts.
                                  =========  =========                  =========  =========
Worldwide
   Company sales                     100.0%     100.0%                     100.0%     100.0%
   Food and paper                     31.6       30.9     (0.7) ppts.       31.2       30.7     (0.5) ppts.
   Payroll and employee benefits      27.0       26.9     (0.1) ppts.       27.5       27.7      0.2 ppts.
   Occupancy and other operating
      expenses                        26.7       26.8      0.1 ppts.        26.9       26.4     (0.5) ppts.
                                  ---------  ---------                  ---------  ---------
   Restaurant Margin                  14.7%      15.4%    (0.7) ppts.       14.4%      15.2%    (0.8) ppts.
                                  =========  =========                  =========  =========

Notes To The Condensed Consolidated Statements of Income and Supplemental Schedule of
Reportable Operating Segments' Revenues and Operating Profit
(tabular dollar amounts in millions)

  Percentages may not recompute due to rounding.

  Other (income) expense included the following:

                                                     12 Weeks Ended           36 Weeks Ended
                                              -----------------------   -----------------------
                                               9/08/01      9/02/00       9/08/01     9/02/00
                                              ----------   ----------   ----------   ----------
 Equity income from investments in
   unconsolidated affiliates                  $     (6)    $     (7)    $    (17)    $    (21)
 Foreign exchange net loss                           -            1            2            -
                                              ----------   ----------   ----------   ----------
 Total other (income) expense                 $     (6)    $     (6)    $    (15)    $    (21)
                                              ==========   ==========   ==========   ==========
  Facility actions net gain included the following:

                                                     12 Weeks Ended           36 Weeks Ended
                                              -----------------------   -----------------------
                                               9/08/01      9/02/00       9/08/01     9/02/00
                                              ----------   ----------   ----------   ----------
 Refranchising net gains                      $     14     $      5     $     49     $    126
 Store closure costs                                (4)          (1)         (10)          (4)
 Impairment charges for stores that will
    continue to be used in the business              -            -           (9)          (4)
 Impairment charges for stores to be closed         (1)          (1)          (5)          (2)
                                              ----------   ----------   ----------   ----------
 Facility actions net gain                    $      9     $      3     $     25     $    116
                                              ==========   ==========   ==========   ==========
  Unusual net charges of $92 million and $168 million in the third quarter and year-to-date 2000 are primarily due to costs related to the AmeriServe bankruptcy reorganization process, as more fully discussed in our 2000 Form 10-K, costs to defend certain wage and hour litigation and expenses related to the formation of a new unconsolidated affiliate in Canada.

Tricon Global Restaurants, Inc.
Restaurant Units Activity Summary
For the 36 Weeks Ended September 8, 2001
(unaudited)

                                         Unconsolidated
                               Company     Affiliates    Franchisees   Licensees     Total
                              ---------  --------------  -----------  ----------  ----------
KFC U.S.
Balance at December 30, 2000    1,339            -           3,978          47       5,364
  Openings                         24            -              52           4          80
  Acquisitions                      6            -              (6)          -           -
  Refranchising                   (68)           -              68           -           -
  Closures                        (22)           -             (33)         (5)        (60)
                              ---------  --------------  -----------  ----------  ----------
Balance at September 8, 2001    1,279            -           4,059          46       5,384
                              =========  ==============  ===========  ==========  ==========
% of Total                      23.8%            -           75.4%        0.8%      100.0%
Pizza Hut U.S.
Balance at December 30, 2000    1,801            -           4,888       1,238       7,927
  Openings                         48            -              80          82         210
  Acquisitions                     13            -             (13)          -           -
  Refranchising                   (47)           -              47           -           -
  Closures                        (70)           -            (150)       (135)       (355)
                              ---------  --------------  -----------  ----------  ----------
Balance at September 8, 2001    1,745            -           4,852       1,185       7,782
                              =========  ==============  ===========  ==========  ==========
% of Total                      22.4%            -           62.4%       15.2%      100.0%
Taco Bell U.S.
Balance at December 30, 2000    1,162            -           3,996       1,588       6,746
  Openings                         16            -              39          39          94
  Acquisitions                    114            -            (111)         (3)          -
  Refranchising                     -            -               -           -           -
  Closures                        (26)                         (79)       (188)       (293)
                              ---------  --------------  -----------  ----------  ----------
Balance at September 8, 2001    1,266            -           3,845       1,436       6,547
                              =========  ==============  ===========  ==========  ==========
% of Total                      19.4%            -           58.7%       21.9%      100.0%
Total U.S.
Balance at December 30, 2000    4,302            -          12,862       2,873      20,037
  Openings                         88            -             171         125         384
  Acquisitions                    133            -            (130)         (3)          -
  Refranchising                  (115)           -             115           -           -
  Closures                       (118)           -            (262)       (328)       (708)
                              ---------  --------------  -----------  ----------  ----------
Balance at September 8, 2001    4,290            -          12,756       2,667      19,713
                              =========  ==============  ===========  ==========  ==========
% of Total                      21.8%            -           64.7%       13.5%      100.0%
International
Balance at December 30, 2000    1,821        1,844           6,425         290      10,380
  Openings                        187           84             333           6         610
  Acquisitions                    195          (56)           (137)         (2)          -
  Refranchising                   (78)          (9)             87           -           -
  Closures                        (50)         (32)           (252)        (43)       (377)
  Other(a)                        (67)          93             (26)          -           -
                              ---------  --------------  -----------  ----------  ----------
Balance at September 8, 2001    2,008        1,924           6,430         251      10,613
                              =========  ==============  ===========  ==========  ==========
% of Total                      18.9%        18.1%           60.6%        2.4%      100.0%
Worldwide
Balance at December 30, 2000    6,123        1,844          19,287       3,163      30,417
  Openings                        275           84             504         131         994
  Acquisitions                    328          (56)           (267)         (5)          -
  Refranchising                  (193)          (9)            202           -           -
  Closures                       (168)         (32)           (514)       (371)     (1,085)
  Other(a)                        (67)          93             (26)          -           -
                              ---------  --------------  -----------  ----------  ----------
Balance at September 8, 2001    6,298        1,924          19,186       2,918      30,326
                              =========  ==============  ===========  ==========  ==========
% of Total                      20.8%         6.3%            63.3%        9.6%     100.0%
  Primarily includes 52 company stores and 41 franchise stores contributed to an unconsolidated affiliate.